Exhibit 99.1

FOR IMMEDIATE RELEASE

COREPOINT LODGING REPORTS FOURTH QUARTER 2018 RESULTS

IRVING, Texas – March 21, 2019 – CorePoint Lodging Inc. (NYSE: CPLG) (“CorePoint” or the “Company”), a pure play select-service hotel owner strategically focused on the midscale and upper midscale segments, today reported operational and financial results for the fourth quarter and year ended December 31, 2018.

Fourth Quarter 2018 Highlights

•	Net loss attributable to CorePoint Lodging common stockholders of $186 million, or $3.17 loss per fully diluted share, includes the impact of a non-cash impairment charge of $154 million
•	Comparable RevPAR of $53.61, an increase of 9.9% from the same period in 2017 with 1,220 bps of RevPAR Index market share growth
•	Adjusted EBITDAre of $30 million
•	Adjusted FFO of $21 million
•

Completed the construction phase of four additional significant hotel renovations, bringing the total number of repositioning projects with construction complete to 53 hotels, as part of the Company’s strategic repositioning program

•	Fourth quarter dividend of $0.20 per share of common stock was paid on January 15, 2019 to common stockholders of record on December 31, 2018
•

Engaged in a strategic review of the portfolio and identified 78 non-core hotels; subsequent to year end, the Company sold two non-core hotels for a combined total sales price of approximately $4 million

“We are pleased with the continued RevPAR and market share growth we experienced this quarter,” said Keith Cline, President and Chief Executive Officer of CorePoint. “Our results benefitted from having rooms back in service in Florida, including the reopening of hurricane affected hotels ahead of schedule, and the continued tailwind driven by our repositioned properties.”

“Looking ahead into 2019,” Cline continued, “our team is focused on executing several strategic initiatives to unlock the potential of our diverse portfolio and to maximize results. First, we are executing an aggressive asset management strategy by working with our property manager to improve property level operating performance and by partnering with the brand to realize revenue and cost synergies while leveraging its distribution and scale.  In addition, we are engaged in an ongoing strategic review of our real estate portfolio to identify hotels that no longer fit within CorePoint’s strategic plans and may be candidates for possible disposition.  We are focused on transforming our portfolio to cultivate high growth and highly profitable assets.”

Selected Statistical and Financial Data

(Unaudited, $ in millions, except RevPAR and ADR)

	Three Months Ended December 31,				Years Ended December 31,
	2018	2017	% Change		2018	2017	% Change
Net Income (Loss) Attributable to CorePoint Lodging Stockholders (1)(2)	$(186)	$121	NM	(3)	$(262)	$152	NM	(3)
Income (Loss) from continuing operations, net of tax (1)(2)	$(186)	$119	NM	(3)	$(237)	$153	NM	(3)
Total Revenues (1)	$199	$180	10.6%		$862	$836	3.1%

Pro Forma Adjusted EBITDAre (2)(4)	$30	$33	(9.1%)		$180	$207	(13.0%)
Pro Forma Adjusted FFO (2)(4)	$21	$21	0.0%		$122	$145	(15.9%)

Comparable Occupancy (5)	62.8%	58.9%	390	bps	65.5%	64.9%	60	bps
Comparable ADR (5)	$85.43	$82.75	3.2%		$89.62	$86.33	3.8%
Comparable RevPAR (5)	$53.61	$48.76	9.9%		$58.67	$56.05	4.7%
Comparable Hotel Pro Forma Adjusted EBITDAre margin (2)(4)	18.8%	20.7%	(190)	bps	23.7%	26.3%	(260)	bps

(1)

For 2017 and the year ended December 31, 2018, historical balance reflects, for accounting and financial reporting purposes, La Quinta as being spun-off from CorePoint.  With this presentation, the La Quinta franchise and management business is reported as discontinued operations for all periods presented.

(2)

For the three months ended December 31, 2017, applicable amounts include a positive insurance expense adjustment of approximately $3 million recognized in the fourth quarter of 2017; for the year ended December 31, 2017, applicable amounts include a positive insurance expense adjustment of approximately $12 million recognized in 2017.

(3)	Change in terms of percentage is not meaningful.
(4)

For 2017 and the year ended December 31, 2018, amounts are calculated on a pro forma basis. Refer to “Pro Forma Financial Information” below and tables attached to this earnings release for a discussion and reconciliation of the Pro Forma financial information and adjusted results of operations.

(5)	Comparable hotel portfolio includes 304 hotels of the total 315 hotels owned as of December 31, 2018.

Fourth Quarter 2018 Financial and Operating Results

The Company reported net loss attributable to CorePoint Lodging stockholders of $186 million, or $3.17 loss per fully diluted share, for the quarter ended December 31, 2018, compared to net income attributable to CorePoint Lodging stockholders of $121 million, or $2.07 income per fully diluted share, for quarter ended December 31, 2017. The year-over-year difference is primarily due to a non-cash impairment charge in 2018 and a non-cash tax benefit in 2017. In the fourth quarter of 2018, the Company recognized impairment losses of $154 million primarily due to the strategic review of our portfolio and the resulting reduction in the holding period for our hotels. Additionally, the Company recognized a $132 million tax benefit in the fourth quarter of 2017 as a result of the December 2017 Tax Act and reduced effective federal tax rates.

Comparable RevPAR for the fourth quarter of 2018 increased 9.9% over the same period of 2017, driven by an increase of 3.2% in comparable ADR and an increase of 390 basis points in comparable Occupancy. Top performing markets included the South Florida markets as well as Boston, Chicago, El Paso, and Phoenix.

Adjusted EBITDAre for the fourth quarter of 2018 was $30 million as compared to $33 million on a pro forma basis for the same period in 2017. Increases in rooms revenue during the fourth quarter of 2018 were offset by increases in hotel operating expenses, particularly rooms expense, which includes payroll and benefits, contract labor, and sales team, as well as third-party travel agent commissions due to unfavorable changes in channel mix and property taxes. The year-over-year variance also includes a prior year positive insurance expense adjustment of approximately $3 million recognized in the fourth quarter of 2017.

Hurricanes Update

As of December 31, 2018, all properties impacted by the 2017 and 2018 Hurricanes, except for the Company’s property in Panama City, Florida, have reopened.

CorePoint expects that insurance proceeds, excluding any applicable insurance deductibles, will be sufficient to cover a significant portion of the property damage to the hotels and the related operating loss.  Through December 31, 2018, the Company has received approximately $12 million in total business interruption insurance proceeds, which includes approximately $9 million received during the fourth quarter of 2018 that is excluded from Adjusted EBITDAre.

Capital Investments

The Company invested approximately $31 million in the fourth quarter of 2018 on capital improvements.  As of December 31, 2018, all 54 hotels in the Company’s strategic repositioning program, except for one property in Los Angeles, California, have completed the construction phase of their renovations.  The Company expects to complete construction on this one remaining repositioning hotel in the first half of 2019.

Tax Matters Agreement Update

As previously disclosed, in connection with the spin-off and La Quinta merger transaction, the parties agreed to set aside $240 million as a reserve amount to pay certain taxes that will be due as a result of the spin-off and related transactions.  If the tax amount due is less than $240 million, the remaining amount will be paid to CorePoint in cash.  While the determination of the ultimate tax amount due is ongoing, CorePoint currently expects the $240 million reserve to be more than sufficient to cover such tax liability.

Balance Sheet and Liquidity

As of December 31, 2018, the Company had total cash and cash equivalents of $68 million, excluding lender escrows of approximately $15 million, and the Company had $150 million of availability on its revolving credit facility, for total available liquidity of $218 million.

At the end of the fourth quarter of 2018, the Company had total debt principal outstanding of $1.035 billion, which consisted of the following:

(Unaudited, $ in millions)

Debt	Interest Rate	Maturity Date	Principal Balance Outstanding
CMBS Loan (1)	L + 2.75%	June 2025	$1,035
Revolving Credit Facility (2)	L + 4.50%	May 2021	—
Total Principal Debt			$1,035
(1)

Maturity date assumes the exercise of all borrower extension options.  Initial maturity date is June 2020, with borrower options to extend the initial maturity date for five successive terms of one year each. Amount shown represents gross principal balance outstanding.

(2)

$150 million revolving credit facility.  Maturity date assumes the exercise of all borrower extension options.  Initial maturity date is May 2020, with borrower option to extend the initial maturity date for one term of one-year.

Dispositions

Subsequent to year end, on March 1, 2019, the Company sold one hotel located in Chattanooga, Tennessee for a total gross sale price of approximately $2 million, substantially the same as the Company’s GAAP net carrying value for the property.

Subsequent to year end, on March 6, 2019, the Company sold one hotel located in Tuscaloosa, Alabama for a total gross sale price of approximately $2 million, substantially the same as the Company’s GAAP net carrying value for the property.

The net proceeds from both sales were used to repay debt outstanding on the CMBS Loan.

Dividend

On November 5, 2018, our Board of Directors authorized and the Company declared a cash dividend of $0.20 per share of common stock with respect to the fourth quarter of 2018.  The fourth quarter dividend was paid on January 15, 2019 to stockholders of record as of December 31, 2018.

On March 21, 2019, our Board of Directors authorized and the Company declared a cash dividend of $0.20 per share of common stock with respect to the first quarter of 2019.  The first quarter dividend will be paid on April 15, 2019 to stockholders of record as of April 2, 2019. All future dividends will be at the sole discretion of CorePoint’s Board of Directors.

Share Repurchase Program

On March 21, 2019, our Board of Directors authorized a $50 million share repurchase program.

Under the program, the Company may purchase shares in the open market, in privately negotiated transactions or in such other manner as determined by it, including through repurchase plans complying with the rules and regulations of the Securities and Exchange Commission (the “SEC”). The amount and timing of any repurchases made under the share repurchase program will depend on a variety of factors, including available liquidity, cash flow and market conditions. The share repurchase program does not obligate Company to repurchase any dollar amount or number of shares of common stock and the program may be suspended or discontinued at any time.

Outlook

CorePoint expects its full-year 2019 operating results to be as follows:

($ in millions, except per share data)

Metric	Low-End	High-End
Comparable RevPAR Growth	0.0%	2.0%
Adjusted EBITDAre	$173	$184
Adjusted FFO per diluted share	$1.86	$2.04

This outlook is based on management’s current view of both the operating and economic environment of the Company’s existing portfolio and does not take into account any unanticipated developments in its business, changes in its operating environment, or any unannounced hotel acquisitions, dispositions or capital markets activity.

This outlook assumes a range of $20 million to $21 million for 2019 corporate general and administrative expenses, excluding stock-based compensation expense.

The Company’s achievement of anticipated full-year 2019 operating results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the SEC.

Webcast and Earnings Call

The Company will host a quarterly conference call for investors and other interested parties on Thursday, March 21, 2019 beginning at 5:00 p.m. Eastern Time.

The call may be accessed by dialing (866) 300-4611, or (703) 736-7439 for international participants, and entering the passcode 7899793.  Participants may also access the call via webcast by visiting the Company's investors website at www.corepoint.com/investors. You are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time.  The replay of the call will be available from approximately 10:00 a.m. Eastern Time on March 22, 2019 through midnight Eastern Time on March 29, 2019. To access the replay, the domestic dial-in number is (855) 859-2056, the international dial-in number is (404) 537-3406, and the passcode is 7899793. The archive of the webcast will be available on the Company's website for a limited time. An updated investor presentation will also be made available on the Company’s investors website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements relating to the expected timing, completion and effects of the ongoing hotel strategic repositioning program, as well as other statements representing management’s beliefs about future events, transactions, strategies, operations and financial results and other non-historical statements, including, without limitation, the statements in the “Outlook” section of this press release. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: risks related to the Company’s recent spin-off from La Quinta and the merger of La Quinta’s management and franchise business with Wyndham Worldwide Corporation; business and financial risks inherent to the lodging industry; macroeconomic and other factors beyond the Company’s control; the geographic concentration of the Company’s hotels; the Company’s inability to compete effectively; the Company’s concentration in the La Quinta brand; the Company’s dependence on the performance of La Quinta and other third-party hotel managers; covenants in the Company’s hotel franchise agreements that limit or restrict the sale of its hotels; risks posed by the Company’s acquisition, redevelopment, repositioning, renovation and re-branding activities, as well as its disposition activities; risks resulting from significant investments in real estate; cyber threats and the risk of data breaches or disruptions; the growth of internet reservation channels; and the Company’s substantial indebtedness. Additional risks and uncertainties include, among others, those risks and uncertainties described in the Company’s Information Statement included as Exhibit 99.1 to the Form 10 filed with the SEC on May 7, 2018, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which is expected to be filed on or about the date of this press release. You are urged to carefully consider all such factors. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only to expectations as of the date of this communication. The Company does not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this communication, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If the Company makes any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this press release, such statements or disclosures will be deemed to modify or supersede such statements in this press release.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release including FFO, Adjusted FFO, Pro Forma Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Comparable Hotel Adjusted EBITDAre, Pro Forma Comparable Hotel Adjusted EBITDAre, Comparable Hotel Adjusted EBITDAre margin, and Pro Forma Comparable Hotel Adjusted EBITDAre margin. All such non-GAAP financial measures are unaudited. Please see the tables to this press release for definitions of such non-GAAP financial measures and reconciliations of such financial measures to the most directly comparable GAAP measure for historical periods.

A reconciliation of anticipated full-year 2019 Adjusted EBITDAre and Adjusted FFO to the closest GAAP financial measures are not available on a forward-looking basis without unreasonable efforts due to the high variability, complexity and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for impairment charges, gains or losses on sales of assets, and the timing and magnitude of other amounts in the reconciliation of historic numbers.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Pro-Forma Financial Information

Certain financial measures and other information have been adjusted for CorePoint’s historical debt and related balances and interest expense to give the net effect to financing transactions that were completed in connection with the spin-off, incremental fees based on the terms of the post spin-off management and franchise agreements, the removal of costs incurred related to the spin-off, the establishment of CorePoint as a separate stand-alone public company, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure and adjustments to reflect post spin-off corporate general and administrative costs. Further adjustments have been made to reflect the effects of hotels disposed of during the periods presented. When presenting such information, the amounts are identified as “Pro forma.”  The Pro Forma financial measures are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable.  Accordingly, the Pro Forma financial data is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving Pro Forma effect actually occurred on the dates indicated.

About CorePoint

CorePoint Lodging Inc. (NYSE: CPLG) is the only pure-play publicly traded U.S. lodging REIT strategically focused on the ownership of midscale and upper-midscale select-service hotels.  CorePoint owns a geographically diverse portfolio of 313 hotels and more than 40,000 rooms across 41 states in attractive locations primarily in or near employment centers, airports, and major travel thoroughfares. The portfolio consists of all La Quinta branded hotels.  For more information, please visit CorePoint’s website at www.corepoint.com.

Contact:

Investor Relations & Media

Kristin Hays

214-501-5632

investorrelations@corepoint.com

COREPOINT LODGING INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF DECEMBER 31, 2018 AND 2017

(in millions, except share data)

	December 31, 2018	December 31, 2017
ASSETS
Assets:
Real estate
Land	$694	$739
Buildings and improvements	2,562	2,706
Furniture, fixtures, and other equipment	387	363
Gross operating real estate	3,643	3,808
Less accumulated depreciation	(1,386)	(1,425)
Net operating real estate	2,257	2,383
Construction in progress	43	75
Total real estate, net	2,300	2,458

Cash and cash equivalents	68	141
Accounts receivable, net	33	42
Other assets	54	32
Assets from discontinued operations	—	280
Total Assets	$2,455	$2,953
LIABILITIES AND EQUITY
Liabilities:
Debt, net	$1,014	$992
Mandatorily redeemable preferred shares	15	—
Accounts payable and accrued expenses	99	65
Dividends Payable	12	—
Other liabilities	11	9
Deferred tax liabilities	7	213
Liabilities from discontinued operations	—	846
Total Liabilities	1,158	2,125
Commitments and Contingencies
Equity:
Preferred Stock	—	—
Common Stock	1	1
Additional paid-in-capital	974	1,181
Retained Earnings (accumulated deficit)	319	(144)
Treasury stock	—	(212)
Accumulated other comprehensive loss	—	(1)
Noncontrolling interest	3	3
Total Equity	1,297	828
Total Liabilities and Equity	$2,455	$2,953

COREPOINT LODGING INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2018 AND 2017

(in millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017

REVENUES:
Rooms	$195	$176	$845	$820
Other	4	4	17	16
Total Revenues	199	180	862	836
OPERATING EXPENSES:
Rooms	98	85	385	353
Other departmental and support	30	31	122	120
Property tax, insurance and other	17	13	69	56
Management and royalty fees	20	-	52	-
Corporate general and administrative	12	20	85	76
Depreciation and amortization	41	36	156	140
Impairment loss	154	1	154	1
Casualty (gain) loss and other, net	(9)	2	(4)	2
Gain on sales of real estate	-	(4)	-	(4)
Total Operating Expenses	363	184	1,019	744
Operating Income (loss)	(164)	(4)	(157)	92
OTHER INCOME (EXPENSES):
Interest expense	(16)	(13)	(64)	(49)
Other income, net	9	(1)	15	1
Loss on extinguishment of debt	—	—	(10)	—
Total Other Expenses, net	(7)	(14)	(59)	(48)
Income (loss) from Continuing Operations Before Income Taxes	(171)	(18)	(216)	44
Income tax benefit (expense)	(15)	137	(21)	109
Income (loss) from Continuing Operations, net of tax	(186)	119	(237)	153
Loss from discontinued operations, net of tax	—	2	(25)	(1)
Net Income (loss) attributable to CorePoint Lodging stockholders	$(186)	$121	$(262)	$152
Earnings (loss) per share:
Basic from continuing operations	$(3.17)	$2.05	$(4.04)	$2.63
Basic from discontinued operations	—	0.03	(0.43)	(0.01)
Basic earnings (loss) per share	$(3.17)	$2.08	$(4.47)	$2.62
Diluted from continuing operations	$(3.17)	2.04	(4.04)	2.62
Diluted from discontinued operations	—	0.03	(0.43)	(0.02)
Diluted earnings (loss) per share	$(3.17)	$2.07	$(4.47)	$2.60

RECONCILIATIONS

Prior to the consummation of CorePoint’s spin-off from LaQuinta on May 30, 2018, CorePoint had no material business transactions or activities. In connection with the spin-off, La Quinta conveyed its owned real estate assets and certain related assets and liabilities to CorePoint and CorePoint completed certain debt financing transactions.

The unaudited pro forma financial data for year ended December 31, 2018 and for the three months and year ended December 31, 2017 are presented as if the spin-off and related transactions all had occurred on January 1, 2017. The unaudited pro forma combined financial information excludes items that are not expected to have a continuing effect on the Company. Adjustments include CorePoint’s historical debt and related balances and interest expense to give net effect to the financing transactions that were completed in connection with the spin-off, incremental fees based on the terms of the post spin-off management and franchise agreements, the removal of costs incurred related to the spin-off, the establishment of CorePoint as a separate stand-alone public company, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure, and adjustments to reflect post spin-off corporate general and administrative costs. Further adjustments have been made to reflect the effects of hotels disposed of during the periods presented. The Pro Forma financial measures are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. Accordingly, the unaudited pro forma financial data is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates indicated.

The tables below provide a reconciliation of the pro forma financial information, for the Company to the Company’s historical information, a reconciliation of Hotel Adjusted EBITDAre, Adjusted EBITDAre, EBITDAre and EBITDA to Net Income, both on a pro forma and historical basis and a reconciliation of FFO and Adjusted FFO to Net Income, both on a pro forma and historical basis.  We believe this financial information provides meaningful supplemental information because it reflects the portion of the La Quinta business that was conveyed to CorePoint and the ongoing effects of the other spin-off related transactions. This represents how management views the business and reviews our operating performance. It is also used by management when publicly providing the business outlook. See the definitions of “EBITDA”, “EBITDAre”, “Adjusted EBITDAre”, “Comparable Hotel Adjusted EBITDAre”, “FFO” and “Adjusted FFO”, including pro forma adjusted amounts for a further explanation of the use of these measures.

“EBITDA.” Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure in many REIT and non-REIT related industries. The Company believes EBITDA is useful in evaluating our operating performance because it provides an indication of our ability to incur and service debt, to satisfy general operating expenses, and to make capital expenditures.  We calculate EBITDA excluding discontinued operations.

“EBITDAre.”  The Company presents EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“NAREIT”).  NAREIT defines EBITDAre as net income or loss, excluding interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of property, impairments, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.  The Company believes EBITDAre is a useful performance measure to help investors evaluate and compare the results of the Company’s operations from period to period.  EBITDAre is intended to be a supplemental non-GAAP financial measure that is independent of a company’s capital structure.

“Adjusted EBITDAre.”  The Company adjusts EBITDAre when evaluating its performance because the Company believes that the adjustment for certain items, such as restructuring and separation transaction expenses, acquisition and disposition transaction expenses, stock-based compensation expense, discontinued operations, and other items not indicative of ongoing operating performance, provides useful supplemental information to management and investors regarding our ongoing operating performance. The Company believes that EBITDAre and Adjusted EBITDAre provide useful information to investors about it and its financial condition and results of operations for the following reasons: (i) EBITDAre and Adjusted EBITDAre are among the measures used by the Company’s management to evaluate its operating performance and make day-to-day operating decisions; and (ii) EBITDAre and Adjusted EBITDAre are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in and apart from the Company’s industry sector.

EBITDA, EBITDAre and Adjusted EBITDAre are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing the Company’s results as reported under GAAP. Some of these limitations are that these measures:

•	do not reflect changes in, or cash requirements for, the Company’s working capital needs;
•	do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments, on its indebtedness;
•	do not reflect the Company’s tax expense or the cash requirements to pay its taxes;
•	do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

do not reflect the impact on earnings or changes resulting from matters that the Company considers not to be indicative of our future operations, including but not limited to discontinued operations, impairment, acquisition and disposition activities and restructuring expenses;

•

although depreciation and amortization are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced, upgraded or repositioned in the future, and EBITDA, EBITDAre and Adjusted EBITDAre do not reflect any cash requirements for such replacements; and

•	other companies in the Company’s industry may calculate EBITDA, EBITDAre and Adjusted EBITDAre differently, potentially limiting their usefulness as comparative measures.

Because of these limitations, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations.

“Comparable Hotel Adjusted EBITDAre” measures property-level results at the Company’s Comparable hotels before corporate-level expenses and is a key measure of the hotel’s profitability. The Company presents Pro Forma Hotel Adjusted EBITDAre to help the Company and its investors evaluate the ongoing operating performance of the Company’s properties.

“Comparable Hotel Adjusted EBITDAre margin” represents the ratio of Pro Forma Comparable Hotel Adjusted EBITDAre to pro forma total revenues.

Funds from operations (“FFO”) and “Adjusted FFO”. We present NAREIT FFO attributable to stockholders and NAREIT FFO per diluted share (defined as set forth below) as non-GAAP measures of our performance.  We calculate funds from operations (“FFO”) attributable to stockholders for a given operating period in accordance with standards established by NAREIT, as net income or loss attributable to stockholders (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses on sales of certain real estate assets, impairment write-downs of real estate assets, discontinued operations, income taxes related to sales of certain real estate assets, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures.  Adjustments for unconsolidated joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis.  Since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry wide measure of REIT operating performance. We believe NAREIT FFO provides useful information to investors regarding our operating performance and can facilitate comparisons of operating performance between periods and between REITs. Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.  We calculate NAREIT FFO per diluted share as our NAREIT FFO divided by the number of fully diluted shares outstanding during a given operating period.

We also present Adjusted FFO attributable to stockholders and Adjusted FFO per diluted share when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance and in our annual budget process. We believe that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance.  We adjust NAREIT FFO attributable to stockholders for the following items, and refer to this measure as Adjusted FFO attributable to stockholders: transaction expense associated with the potential disposition of or acquisition of real estate or businesses, severance expense, share-based compensation expense, litigation gains and losses outside the ordinary course of business, amortization of deferred financing costs, reorganization costs and separation transaction expenses, loss on extinguishment of debt, straight-line ground lease expense, casualty losses, deferred tax expense and other items that we believe are not representative of our current or future operating performance.

NAREIT FFO attributable to stockholders and Adjusted FFO attributable to stockholders are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under GAAP. NAREIT FFO is not an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to fund dividends. NAREIT FFO is also not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining NAREIT FFO.  Investors are cautioned that we may not recover any impairment charges in the future. Accordingly, NAREIT FFO should be reviewed in connection with GAAP measurements.  We believe our presentation of NAREIT FFO is in accordance with the NAREIT definition; however, our NAREIT FFO may not be comparable to amounts calculated by other REITs.

PRO FORMA ADJUSTED EBITDAre NON-GAAP RECONCILIATION

(unaudited, in millions)

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2017
Net Income (Loss) attributable to CorePoint Lodging Stockholders	(186)	121	(262)	152
Interest expense	16	13	64	49
Income tax expense	15	(137)	21	(109)
Depreciation and amortization	41	36	156	140
Loss from discontinued operations	—	(2)	25	1
EBITDA	(114)	31	4	233
Impairment loss	154	1	154	1
Casualty (gain) loss	(9)	2	(4)	2
Gain on sales of real estate	—	(4)	—	(4)
EBITDAre	31	30	154	232
Equity-based compensation	2	1	7	7
Spin-off and reorganization expenses	4	9	44	24
Loss on extinguishment of debt	—	—	10	—
Other (income) expenses, net (1)	(7)	2	(8)	3
Adjusted EBITDAre	30	42	207	266
Pro forma adjustments (2)	—	(9)	(27)	(59)
Pro Forma Adjusted EBITDAre	$30	$33	$180	$207

(1)

GAAP reported other (income) expenses, net includes $9 million of business interruption insurance proceeds that are excluded from Adjusted EBITDAre for the three months ended December 31, 2018 and non-recurring legal expenses.

(2)

Pro forma adjustments include adjustments for incremental fees based on the terms of the post spin-off management and franchise agreements, adjustments to reflect the post spin-off corporate general and administrative costs, and adjustments to reflect the effects of hotels disposed of during the periods presented.

PRO FORMA ADJUSTED HOTEL ADJUSTED EBITDA AND TOTAL REVENUE

NON-GAAP RECONCILIATION(1)

(unaudited, in millions)

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2017
Pro Forma Adjusted EBITDAre	$30	$33	$180	$207
Corporate, general and administrative expenses (2)	6	3	21	13
Pro Forma Hotel Adjusted EBITDAre	36	36	201	220
Impact of non-comparable hotels	1	1	1	(6)
Pro Forma Comparable Hotel Adjusted EBITDAre	$37	$37	$202	$214

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2017
Total Revenue	$199	$180	$862	$836
Pro forma adjustments (3)	—	(1)	2	—
Pro Forma Total Revenue	199	179	864	836
Impact of non-comparable hotels	(2)	—	(11)	(22)
Pro Forma Comparable Hotel Revenue	$197	$179	$853	$814

(1)

For 2017 and the year ended December 31, 2018, amounts are calculated on a pro forma basis. Refer to “Pro Forma Financial Information” above and preceding tables for a discussion and reconciliation of the Pro Forma financial information.

(2)	Includes adjustments to exclude the effects of corporate, general and administrative costs.
(3)	Pro forma adjustments include adjustments to reflects the effects of hotels disposed of during the periods presented and adjustments related to additional revenue from loyalty program reimbursements.

PRO FORMA ADJUSTED FFO NON-GAAP RECONCILIATION

(unaudited, in millions)

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2017
Net Income (Loss) attributable to CorePoint Lodging Stockholders	(186)	121	(262)	152
Depreciation and amortization	41	36	156	140
Loss from discontinued operations	—	(2)	25	1
Impairment loss	154	1	154	1
Casualty (gain) loss	(9)	2	(4)	2
Gain on sales of real estate	—	(4)	—	(4)
NAREIT defined FFO attributable to stockholders	—	154	69	292
Equity-based compensation	2	1	7	7
Noncash income tax expense (benefit), net	19	(115)	19	(115)
Amortization of deferred financing costs	3	1	11	6
Spin-off and reorganization expenses	4	9	44	24
Loss on extinguishment of debt	—	—	10	—
Other (income) expenses, net(1)	(7)	2	(8)	3
Adjusted FFO attributable to stockholders	$21	$52	$152	$217
Pro forma adjustments (2)	—	(31)	(30)	(72)
Pro forma adjusted FFO attributable to stockholders	$21	$21	$122	$145

Weighted average number of shares outstanding, diluted (3)	59.6	58.6	59.2	58.3

Pro forma adjusted funds from operations per share, diluted	$0.35	$0.36	$2.06	$2.49

(1)

GAAP reported other (income) expenses, net primarily includes $9 million of business interruption insurance proceeds that are excluded from Adjusted FFO for the three months ended December 31, 2018 and non-recurring legal expenses.

(2)

Pro forma adjustments include adjustments for incremental fees based on the terms of the post spin-off management and franchise agreements, adjustments to reflect the post spin-off corporate general and administrative costs, adjustments to reflect the effects of hotels disposed of during the periods presented, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure and adjustments for CorePoint’s historical debt and related balances and interest expense (including the amortization of deferred financing costs) to give the net effect to financing transactions that were completed in connection with the spin-off.

(3)

Weighted average shares were adjusted in the historical periods for the one for two stock split that occurred on May 30, 2018 and assumes that all shares were fully dilutive for the three months and years ended December 31, 2018 and 2017.  This presentation will differ from our GAAP diluted shares for the anti-dilutive effects when we report a net GAAP loss.

CERTAIN DEFINED TERMS

Average daily rate (“ADR”) represents hotel room revenues divided by total number of rooms sold in a given period. ADR measures the average room price attained by a hotel or group of hotels, and ADR trends provide useful information concerning pricing policies and the nature of the guest base of a hotel or group of hotels. Changes in room rates have an impact on overall revenues and profitability.

“Occupancy” represents the total number of rooms sold in a given period divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Revenue per available room (“RevPAR”) is defined as the product of the ADR charged and the average daily occupancy achieved. RevPAR does not include other ancillary, non-room revenues, such as food and beverage revenues or parking, telephone or other guest service revenues generated by a hotel, which are not significant for CorePoint.

RevPAR changes that are driven predominately by occupancy have different implications for overall revenue levels and incremental hotel operating profit than changes driven predominately by ADR. For example, increases in occupancy at a hotel would lead to increases in room revenues, as well as incremental operating costs (including, but not limited to, housekeeping services, utilities and room amenity costs). RevPAR increases due to higher ADR, however, would generally not result in additional operating costs, with the exception of those charged or incurred as a percentage of revenue, such as credit card fees and commissions. As a result, changes in RevPAR driven by increases or decreases in ADR generally have a greater effect on operating profitability than changes in RevPAR driven by occupancy levels. Due to seasonality in our business, we review RevPAR by comparing current periods to budget and period-over-period.

“RevPAR Index” measures a hotel’s fair market share of its competitive set’s revenue per available room.

“Comparable hotels” are defined as hotels that were active and operating in our portfolio for at least one full calendar year as of the end of the applicable reporting period and were active and operating as of January 1st of the previous year; except for: (i) hotels that sustained substantial property damage or other business interruption; (ii) hotels that become subject to a purchase and sale agreement; or (iii) hotels in which comparable results are otherwise not available. Management uses comparable hotels as the basis upon which to evaluate ADR, occupancy and RevPAR between periods for the set of comparable hotels existing at the reporting date versus the results of the same set of hotels in the prior period. Of the 315 hotels in our portfolio as of December 31, 2018, 304 have been classified as comparable hotels for the three months and year ended December 31, 2018. One hotel located in Panama City, Florida was removed from comparable results following substantial property damage sustained from Hurricane Michael in October 2018.